Exhibit 10.1

SALE AND PURCHASE AGREEMENT FOR PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

THIS SALE AND PURCHASE AGREEMENT FOR PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC L.L.C. (this "Agreement") is made as of September 13, 2021, by and between BHC Investment Company, L.C., a Kansas limited liability company ("BHC INV" or "Seller"), and Butler National Service Corporation, a Kansas corporation ("BNSC" or "Purchaser"). BHC INV and BNSC may be collectively referred to as the "Parties" herein.

WHEREAS, BNSC is a Member of BHCMC, L.L.C. ("BHCMC" or "Company") and owns 8,000 Class A Common Membership Interest Units in BHCMC, which constitutes 100% of all Class A Common Interest Units authorized and issued by the Company; and

WHEREAS, BHC INV is a Preferred Member of the Company and owns 2,000 Class A Preferred Membership Interest Units in BHCMC, which constitutes 100% of all Preferred Membership Interest Units authorized and issued by the Company; and

WHEREAS, BNSC and BHC INV are the only members of BHCMC and no other person or entity has any membership or ownership interest in the Company; and

WHEREAS, BHC INV desires to sell and transfer all of its Preferred Membership Interest Units in the Company to BNSC on the terms and conditions set forth in this Agreement; and

WHEREAS, BNSC desires to buy and acquire from BHC INV all of BHC INV's Preferred Membership Interest Units in BHCMC on the terms and conditions set forth in this Agreement; and

WHEREAS, pursuant to the provisions of Article 9, Section 9.2 and Article 2 of the Amended and Restated Limited Liability Company Operating Agreement of BHCMC, L.L.C., effective as of April 30, 2009 ("BHCMC Operating Agreement"), this Agreement is a "Permitted Transfer" not subject to the transfer restrictions set forth in such BHCMC Operating Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties, intending to be legally bound hereto, here understand and agree as follows:

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

ARTICLE 1

SALE AND PURCHASE OF PREFERRED UNITS; PURCHASE PRICE

1.1    Sale and Purchase of Preferred Membership Interest Units. In reliance upon and subject to the representations, warranties, covenants, promises, and terms and conditions in this Agreement, at the Closing (as later defined in this Agreement), BHC INV hereby sells, assigns, transfers and conveys all of its right, title and interest in and to 2,000 Preferred Membership Interest Units in BHCMC ("Preferred Units") to BNSC, free and clear of any and all liens and encumbrances of any kind, and BNSC hereby purchases the Preferred Membership Interests from BHC INV.

1.2    Purchase Price. BNSC shall pay to BHC INV the amount of Fifteen Million Dollars ($15,000,000) ("Purchase Price") at and as a condition of Closing.

ARTICLE 2

CLOSING

2.1    Closing. The consummation of the transactions contemplated hereby shall take place at a closing (the "Closing") to be held at 11:00 a.m., Central Daylight Time, no later than four days after the last of the conditions to Closing set forth herein have been satisfied or waived (other than conditions which, by their nature, must be satisfied on or before the Closing Date) and such Closing shall be conducted remotely through the exchange of documents and signatures (or their electronic counterparts); provided, however, that the Parties shall make reasonable efforts to close by October 31, 2021. If BNSC is unable to close by October 31, 2021 but desires to consummate the transactions contemplated herein, BNSC agrees to pay to BHC INV an extension fee of $100,000 per month, with the first payment of $100,000 to be paid to BHC INV on November 1, 2021 and if Closing has not occurred, a second payment of $100,000 on December 1, 2021. If Closing occurs in either November or December, 2021. BHC INV will return the unused pro-rated amount at Closing. The date on which the Closing takes place shall be referred to as the "Closing Date." If Closing does not occur by 11:59:59 p.m. on December 31, 2021, this Agreement shall be cancelled, all terms and conditions herein shall be null and void, the Parties shall bear their respective costs and expenses and none of the Parties shall incur any liability to any other party due to, arising out of or in connection with such failure to close or cancellation of this Agreement.

2.2    Conditions to Closing by All Parties. The obligation of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

a) No governmental authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

b)    No legal action shall have been commenced against BNSC, BHC INV, and/or BHCMC that would prevent the Closing. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby; and

c)    The Parties have executed the Mutual Release and Indemnification Agreement ("MRI Agreement") attached hereto as Exhibit A, which shall be effective upon Closing.

d)    The Parties mutually agree the allocation of the Purchase Price among the assets of BHCMC are classified at net book value as reported in the Cochran Head Vick & Co. Independent Auditor's Report (Audit). The Parties agree the Audit classifications are consistent with the requirements of Federal Tax Form 8594, and if required, will file tax returns in all respects and for all purposes consistent with the Audit allocations.

2.3    Conditions to BHC INV's Obligation to Close. The obligation of BHC INV to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or BHC INV's waiver, at or prior to the Closing, of each of the following conditions:

a)    The representations and warranties of BNSC contained in this Agreement, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

b)    BNSC shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

c)    BNSC shall have delivered to BHC INV such other documents or instruments as BHC INV reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including the following:

(1)	A cross-receipt, executed by an officer of BNSC dated as of the Closing Date in form and substance reasonably satisfactory to BHC INV acknowledging receipt of the Preferred Units; and

(2)	Payment of the Purchase Price.

2.4    Conditions to BNSC's Obligation to Close. The obligations of BNSC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or BNSC's waiver, at or prior to the Closing, of each of the following conditions:

a)    The representations and warranties of BHC INV contained in this Agreement, and any certificate or other writing executed and delivered pursuant to and in furtherance of this Agreement, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

b)    BHC INV shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by BHC INV.

c)    BNSC shall have received any regulatory approvals and/or consents that are required to consummate the transactions under this Agreement.

d)    BNSC shall have received approval of financing from Academy Bank to consummate acquisition of the Preferred Units in the amount of $15,000,000 U.S. Dollars and received funding or authorization for the transfer from Academy Bank to close the financed amount and remit $15,000,000 to BHC INV and on such terms and conditions as may be acceptable to BNSC.

e)    BHC INV shall have delivered to BNSC such other documents or instruments as BNSC reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including the following:

(1)

A fully executed and authorized Bill of Sale and Assignment of all BHC INV's Preferred Units to BNSC, free and clear of all liens and encumbrances of any kind, together with all corresponding membership rights, powers and obligations, and such other instruments reasonably acceptable to BNSC as may be necessary to effectuate and evidence the sale, assignment, transfer and conveyance of BHC INV's entire right, title and interest in and to the Preferred Units to BNSC; and

(2)	A declaration from BHC INV that the third BHC INV seat on BHCMC's Board of Managers is vacant and will never be filled by BHC INV; and

(3)

The written resignation of Bruce Christenson and James L. Walker from BHCMC's Board of Managers and the Board of Managers of BHCRRE, LLC, a Kansas limited liability company, with each resignation to be effective as of the Closing Date;

(4)

A certificate from BHC INV, executed by its Manager, which shall (i) certify the resolutions of its board of managers, members or other body authorizing the execution, performance and consummation of this Agreement and the transactions contemplated herein, (ii) identify by name and title and bear the signatures of the officers authorized to sign the this Agreement and any documents in connection herewith, and (iii) attach a certificate of good standing from its jurisdiction of organization, the charter, articles or certificate of organization certified by the relevant authority of the jurisdiction of organization and a true and correct copy of its operating agreement and any amendments thereto;

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

(5)	A Resolution from BHC INV authorizing the transfer of the Interest and the transactions contemplated herein;

(6)

A unanimous consent in lieu of a joint meeting of the BHCMC's Board of Managers executed by each member of the Company's Board of Managers authorizing the transfer of the Preferred Units and the transactions contemplated herein; and

2.5. Effective Date of Transfer and Acquisition of Preferred Units. The Parties mutually agree that if the Closing occurs, BHC INV's transfer and BNSC's acquisition of the Preferred Units in BHCMC, including the accounting cut-off time for the transfer and acquisition of such Preferred Units, shall be effective August 1, 2021 at 5:01 a.m. Central Daylight Time ("CDT") and this cut-off date shall be effective for a short tax year and the issuance of a K-1 to BHCINV.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES BY BHC INV

In connection with the sale of the Preferred Units, the BHC INV makes the following representations and warranties to BNSC, each of which shall survive the Closing and each of which shall also be deemed to be true and correct on the Closing Date with respect to the sale of the Preferred Units:

3.1    Ownership of Preferred Units. BHC INV is the record and beneficial owner of the Preferred Units and has good and marketable title thereto. No other person owns or can otherwise claim any ownership interest in the Preferred Units.

3.2    Interest in Preferred Units. BHC INV owns the Preferred Units free and clear of all liens, encumbrances, pledges, claims and other security interests and without any applicable restriction on transferability as of the Closing Date and, at the Closing, the Preferred Units will be transferred and delivered to BNSC free and clear of all liens and encumbrances and without any condition or restriction on transferability except as may be set forth in BHCMC's Operating Agreement. None of the Preferred Units are subject to any outstanding options, preemptive or other rights, subscriptions, warrants, calls, voting trusts, proxies, commitments, demands or other agreements which requires the holder thereof to vote in any particular manner or which restricts or affects the transferability to BSNC of such Preferred Units. At the Closing, BNSC will acquire title to the Preferred Units free and clear of all liens, encumbrances, pledges, claims, security interests, voting trusts, proxies or such other agreement other than those created by BNSC.

3.3   Enforceability. BHC INV has full and necessary power and authority to execute, perform and consummate the transactions contemplated by this Agreement in accordance with its terms and to sell the Preferred Units to BNSC, and BHC INV has taken all actions necessary to secure all approvals required in connection therewith. This Agreement is a valid and binding obligation of BHC INV and enforceable against BHC INV in accordance with its terms.

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

3.4    Conflicting Obligations; Consents. The execution and performance of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, conflict with or violate any obligations of BHC INV under any contract, agreement, instrument, document, lease, license, permit, indenture, or obligation, or any law, statute, ordinance, rule, regulation, code, guideline, order, arbitration, award, judgment or decree, to which BHC INV is subject or to which BHC INV is a party.

3.5    Access to Information and Reliance. BHC INV is well-informed about BHCMC's business and its future prospects and has had a full and fair opportunity to acquire all information regarding BHCMC which BHC INV deems pertinent to the terms and conditions of this Agreement. In addition, BHC INV has relied to the extent BHC INV deems advisable upon BHC INV's own legal counsel and tax and financial advisors with respect to the terms and conditions of this Agreement.

3.6    Membership on BHCMC's Board of Managers. Bruce Christenson and James Walker are the only members of BHCMC's and BHCRRE's Board of Managers currently holding office through appointment, designation or election by BHC INV.

3.7    No Known Violations. BHC INV knows ofno violation of any regulation, statute or law related to BHCMC at the time of Closing unless otherwise placed in writing to BNSC prior to Closing.

3.8    No Further Interest. Following the Closing, neither BHC INV nor any of its members or investors will have any direct or indirect membership, ownership or equitable interest in BHCMC or BHCMC's business, including the Boot Hill Casino and Resort (the "Casino") other than BHCMC's obligation to promptly provide BHC INV with K-ls for all applicable tax periods. At Closing, BNSC shall pay to BHC INV the separate amount of $572,459.55 in full satisfaction of any claim of entitlement by BHC INV to receive from BHCMC, and any obligation of BHCMC to provide to BHC INV, any allocations and/or cash distributions regarding Profits For Tax Purposes for (a) the tax year ending April 30, 2021 and (b) the short tax year ending August 1, 2021. Notwithstanding the prior sentence, if BHC INV's taxable income due to any allocation of profits or losses from BHCMC for the tax periods identified in subsections (a) and (b) above is an amount: (1) greater than $1,635,599, BNSC shall pay to BHC INV an additional sum equal to thirty-five percent (35%) of the amount in excess of $1,635,599 and such additional sum shall be paid within 30 days from the date that BNSC is notified of such difference; or (2) less than $1,635,599, BHC INV shall pay to BNSC a sum equal to thirty-five percent (35%) of the difference between $1,635,599 and such lesser amount, which shall be paid within 30 days from the date that BHC INV is notified of such difference; provided, however, in no event shall the difference under subsection (2) be less than zero and BHC INV shall not be required to repay to BNSC more than $572,459.55 due to any adjustments in the allocation of profits. The Parties mutually agree that payment of the amount in this Section is hereby considered to fully satisfy any tax allocation, payment or reimbursement to BHC INV under BHCMC's Operating Agreement, and amendments thereto, including Article 4 and Schedule B - Tax Reimbursement Schedule thereof.

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES BY BNSC

In connection with the purchase of the Preferred Units, BNSC makes the following representations and warranties to BHC INV, each of which shall be deemed to be true and correct on the Closing Date.

4.1    Enforceability. BNSC has all necessary power and authority to enter into and consummate the transactions contemplated by this Agreement in accordance with its terms and to purchase the Preferred Units from BHC INV. This Agreement is a valid and binding obligation of BNSC and enforceable against BNSC in accordance with its terms.

4.2    Conflicting Obligations; Consents. The execution and performance of this Agreement does not, and the consummation of the transactions contemplated in this Agreement will not, conflict with or violate any provisions of the articles of incorporation or bylaws of BNSC or any provisions of any obligations under any contract, agreement, instrument, document, lease, license, permit, indenture, or obligation, or any law, statute, ordinance, rule, regulation, code, guideline, order, arbitration, award, judgment or decree, to which BNSC is subject or to which BNSC is a party.

ARTICLE 5

COVENANTS

5.1    Notification. BHC INV shall promptly notify BNSC in writing if BHC INV becomes aware after the Closing Date of any fact or condition (except as expressly contemplated by this Agreement) that causes or constitutes a breach of or inaccuracy in any of BHC INV's representations and warranties made as of the Closing Date. BNSC shall promptly notify BHC INV in writing if BNSC becomes aware after the Closing Date of any fact or condition (except as expressly contemplated by this Agreement) that causes or constitutes a breach of or inaccuracy in any of BNSC's representations and warranties made as of the Closing Date. This obligation shall expire twelve months from the date of Closing.

5.2    Closing Conditions. From the date hereof until the Closing, the Parties shall individually and collectively use their reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 2 hereof.

5.3    Public Announcements. Unless otherwise required by applicable law or for filing by Butler National Corporation in compliance with the Securities and Exchange Commission rules or regulations (based upon the reasonable advice of counsel) and except with respect to any public documents filed with, and presentations made during any public meeting of, any regulatory authority that must approve or consent to the execution, performance or consummation of this Agreement, none of the Parties shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

5.4    Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE 6

INDEMNIFICATION

The MRI Agreement, and all rights and obligations set forth therein, shall be effective upon Closing and shall survive the Closing without any time limitation except as may be prescribed in any applicable statute of limitation.

ARTICLE 7

TERMINATION

7.1   Termination. This Agreement may be terminated at any time prior to the Closing:

a)	by the mutual written consent ofBHC INV and BNSC;

b)	by BNSC by written notice to BHC INV if:

(i)

BNSC is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by BHC INV pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 2 and such breach, inaccuracy or failure has not been cured by BHC INV (as applicable) within ten days of receipt of written notice of such breach from BNSC; or

(ii)

any of the conditions set forth in Section 2.2 or Section 2.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021, unless such failure shall be due to the failure of BNSC to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by BHC INV by written notice to BNSC if:

(i)

BHC INV is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by BNSC pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 2 and such breach, inaccuracy or failure has not been cured by BNSC within ten days ofBNSC's receipt of written notice of such breach; or

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

(ii)

any of the conditions set forth in Section 2.2 or Section 2.4 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021, unless such failure shall be due to the failure of BHC INV to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)	by BNSC or BHC INV in the event:

(i)	that there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)	any governmental authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

7.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

a)  as set forth in Article 8 herein; and

b)  nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLES

MISCELLANEOUS

8.1    Entire Agreement. This Agreement and any other documents contemplated hereunder constitute the complete agreement and understanding between the Parties and supersedes any prior agreements or representations among the Parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that nothing herein shall be deemed a waiver by any party of any right or remedy such party may have at law or in equity based on the fraudulent acts or omissions, fraudulent inducement, intentional misrepresentation or willful misconduct, in each case of the other party or parties hereto. This Agreement may not be amended except by an instrument in writing signed by BNSC and BHC INV.

8.2    Expenses. Except as otherwise set forth herein, BHC INV shall pay, without right of reimbursement from BNSC, the costs incurred by BHC INV, and BNSC shall pay, without right of reimbursement from BHC INV, the costs incurred by BNSC, incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder, including, without limitation, the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

8.3    Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and (i) personally delivered (with signed confirmation), (ii) sent by certified mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) by electronic mail, addressed as follows:

If to BHC INV:

BHC Investment Company, L.C.

3501 SW Fairlawn Road, Suite 200

Topeka, Kansas

66614 Email: bc@gulfcoastcg.com

With a copy to:

Dawda, Mann, Mulcahy & Sadler, PLC

c/o Daniel H. Halprin, Esq.

39533 Woodward Avenue, Suite 200

Bloomfield Hills, MI 48304

Email: dhalprin@dmms.com

If to BNSC:

Butler National Service Corporation

Attn: Chief Executive Officer

19920 West 161st Street,

Olathe, Kansas 66062

Email: cdstewart@butlernational.com

With a copy to:

Bryan Cave Leighton Paisner LLP

Attn: Paul M. William

1200 Main Street, Suite 3800

Kansas City, Missouri 64105

Email: paul.william@bclplaw.com

or such other persons and/or addresses as shall be furnished in writing by BNSC or BHC INV to the other party, and shall be deemed to have been given as of the date when so personally delivered or upon confirmed receipt of electronic mail, three (3) days after when so deposited with the United States mail properly addressed, or the next day when delivered during business hours to such overnight delivery service properly addressed, as the case may be. However, electronic mail alone is not effective as notice under this Agreement.

8.4   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and shall be reformed and enforced to the maximum extent permitted under applicable law.

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

8.5    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its, his or her reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. If at any time before or after the date of this Agreement any further action is reasonably necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each of the Parties to this Agreement shall at the expense of the requesting party, take all such reasonably necessary, proper or advisable action to effectuate such purposes.

8.6    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Kansas, without regard to its conflict of laws rules or principals. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

8.7    Headings. The headings in this Agreement are intended solely for convenience and shall be given no effect in the construction or interpretation of this Agreement.

8.8    Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.9    Enforcement. The Parties understand, stipulate, and agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Preferred Units or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall be cumulative, nonexclusive and in addition to any other remedies which the Parties may have.

8.10    Counterparts. This Agreement may be executed simultaneously in one or more, counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.

8.11    Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns provided neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party; provided, however, that BNSC shall be entitled to assign its rights under this Agreement to any of its affiliates. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person other than the Parties, and their successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

8.12    Construction. The Parties have each participated in the drafting of this Agreement, which shall be construed without regard to any rules of construction regarding the party responsible for the drafting of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed all as of the date and year first above written.

BNSC: BUTLER NATIONAL SERVICE CORPORATION

BHC INV: BHC INVESTMENT COMPANY, L.C.

SALE AND PURCHASE OF PREFERRED MEMBERSHIP INTEREST UNITS IN BHCMC, L.L.C.